Exhibit 10.2

Consulting Agreement

This Agreement (“Agreement”) is by and between Anakra Kowakawa, LLC, including its affiliates and subsidiaries, having its principal office at 232/5 Chumpon Rd, Tak and Mae Sot, Amphoe Mueang Chumphon, Chang Wat Chumphon 86000, Thailand (hereinafter collectively referred to as Company) and KRIPTECH INTERNATIONAL CORP., at 21/37 moo 4, Bangrak, Bophut, Koh Samui, Surat Thani 84320, Thailand (hereinafter referred to as Consultant).

In consideration of the mutual covenants as set forth below, the parties named above agree as follows:

1.	SERVICES The services to be performed by Consultant (“Services”) involve

Visa consulting service. Type of visa: US Visa B1/B2. The service includes the following:

Visa application process assistance, application forms, documents (self, family and sponsor), advise on financial requirements for the visa application, covering letters and explanatory statements, sponsorship declaration, documents collating for case presentation and preparation for a visa interview, hotel bookings, tickets and travel insurance assistance.

These Services will be provided by KRIPTECH INTERNATIONAL CORP.

2.

COMPENSATION The compensation to be paid to Consultant for performance of the Services described above will be based on 100% of payment. The service price is $2,000 (Two thousand US dollars). Check or International Bank Draft should be made out to Kriptech International Corp. and sent to the Consultant’s address.

3.

RIGHTS TO DEVELOPMENT All work product developed by Consultant in the performance of Services including, but not limited to, papers, records, reports, analyses, computer based information and drawings (collectively “Developments”) and the patentable intellectual property rights in any such material will be the sole and exclusive property of Company provided, however, that Consultant shall retain the sole and exclusive right to any procedural manuals, personnel data, computer software, processes, process technology, means and know-how developed by Consultant independently from Consultant’s Services provided under this Agreement.

4.

CONFIDENTIAL INFORMATION In order to facilitate Consultant’s Services under this Agreement, it may be necessary for Company to disclose certain data and other proprietary information to Consultant that will, if possible, be labeled with the text “confidential”, and/or to provide Consultant with samples, which, together with any information generated by Consultant in performing Consultant’s Services for Company hereunder (collectively “Technology”). Consultant agrees to retain in strict confidence and not to disclose or transfer any Technology denoted as confidential to any party other than as authorized by Company. Consultant further agrees not to use such information for any purposes other than those of this Agreement. Upon completion of Consultant’s Services hereunder, Consultant will return all Technology copies and any remaining samples to Company, upon request by Company. These obligations of confidentiality and non-use shall not apply to technology: a) that was previously known to Consultant as evidenced by Consultant’s written records, b) that is lawfully obtained by Consultant from a source independent of Company, c) that is now or becomes public knowledge other than by breach of this Agreement, or d) is otherwise required to be disclosed by law. All information regarding Consultant’s pricing and Consultant’s procedural manuals, data, computer software, processes, process technology, means and know-how developed by Consultant and disclosed by Consultant to Company in connection with this Agreement is proprietary, confidential information (“Consultant Know-How”) belonging to Consultant. Consultant Know-How will be held confidential by Company.

5.

TERM AND TERMINATION This Agreement will commence on 3 March 2017 and remains in full force and effect until the Services are completed, unless mutually extended or terminated early. This Agreement may be terminated by either party, at any time, upon 30-days advance written notice to the other party.

6.

ASSIGNMENT The rights and liabilities of the parties will bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be, provided that Company has specifically contracted for Consultant’s services. Consultant may not assign or delegate its obligations under this Agreement either in whole or in part without the prior written consent of Company.

7.

GOVERNING LAW: SEVERABILITY This Agreement will be governed by the laws of the Kingdom of Thailand without reference to any conflict of law provision. The parties hereby consent to the jurisdiction of the Administrative Courts for resolution of any disputes arising under this Agreement. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision will be severed and the remainder of this Agreement will continue in full force and effect.

8.

COMPLETE UNDERSTANDING: MODIFICATION Except as expressly provided herein, this Agreement will supersede and render null and void any and all prior Agreements between the parties and their agents and personnel on the subject of this Agreement. Any modifications to the provisions herein must be in writing and signed by the parties.

9.

NOTICES Any notices required or permitted hereunder will be given in writing to the appropriate party at the address specified below or at such address as the party will specify. Such notice will be deemed given upon personal delivery to the appropriate address or sent by certified or registered mail, three days after the date of mailing.

10.

FORCE MAJEURE No party shall be liable for the delay in performance or failure to perform this Agreement if such delay or failure is due to any occurrence beyond the control of the parties including, without limitation, fire, explosion, weather, disease, war, insurrection, civil strife, riots, government action or power failure; provided, however, that the party who is unable to perform resumes performance as soon as possible following the end of the occurrence causing delay or failure.

11.

WAIVER The waiver of either party or the failure by either party to claim a breach of any provision of this Agreement shall not be deemed to constitute a waiver or estoppel with respect to any subsequent breach or with respect to any provision thereof.

12.

INDEMNITY Company hereby agrees to indemnify, defend, and hold Consultant harmless from and against any and all loss, claims, actions, liability and/or suits (including reasonable attorney’s fees) arising directly or indirectly as a result of this Agreement except to the extent that any such loss, cost, claims, actions, liability and/or suits is directly caused by the gross negligence or intentional misconduct of Consultant in the performance of the Services under this Agreement. Consultant hereby agrees to indemnify, defend, and hold Company, its employees, officers, directors and principals harmless from and against any and all loss, claims, actions, liability and/or suits (including reasonable attorney’s fees) arising directly as a result of the gross negligence or intentional misconduct of Consultant in the performance of its Services under this Agreement except to the extent that any such loss, cost, claims, actions, liability and/or suits is directly caused by the gross negligence or intentional misconduct of Company, its employees, officers, directors and principals.

13.

INDEPENDENT CONTRACTOR For the purposes of this Agreement, the parties hereto are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint ventures. Neither party shall have the power or right to bind or obligate the other party, nor shall it hold itself out as having such authority.

The parties hereto have executed this Agreement as of the last date signed below.

ANAKRA KOWAKAWA, LLC		KRIPTECH INTERNATIONAL CORP.

By:	/s/ Pirat Anakra	By:	/s/ Anatolii Antontcev
Name:	Pirat Anakra	Name:	Anatolii Antontcev
Title:	Director	Title:	President
Date:	3 March 2017	Date:	3 March 2017

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